UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/19/2013

Identive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29440

Delaware	77-0444317
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1900-B Carnegie Avenue
Santa Ana, CA 92705
(Address of principal executive offices, including zip code)

949-250-8888
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 19, 2013, Identive Group, Inc. (the "Company") completed the sale of its Swiss Multicard AG subsidiary and its German payment solution AG subsidiary to Sandpiper Assets SA, an international holding company with a focus on the development of technology companies. The Company also has executed an agreement to sell its Dutch Multicard Nederland BV subsidiary to Sandpiper Assets SA, which transaction is expected to close by December 31, 2013, subject to certain closing conditions. The divestitures of its European Multicard AG, payment solution AG and Multicard Nederland BV subsidiaries are the result of organizational restructuring aimed at simplifying the Company's business model and enhancing its focus on its core market activities.

Sale of Multicard AG

The sale of the Multicard AG subsidiary is pursuant to a Share Purchase Agreement effective December 19, 2013 between Bluehill ID AG, a wholly-owned subsidiary of the Company (the "Seller"), Identive Services AG, a wholly-owned subsidiary of the Company (together with Bluehill ID AG, the "Creditors"), and Sandpiper Assets AG (the "Buyer"). Under the Share Purchase Agreement, the Seller has agreed to sell its holdings consisting of 100% of the shares of Multicard AG, and the Creditors have agreed to sell loans totaling 6,944,196 Swiss Francs (approximately $7.7 million) made to Multicard AG, to the Buyer for the sum of one Swiss Franc. The transaction closed on December 19, 2013.

The foregoing description of the Share Purchase Agreement for the sale of Multicard AG does not purport to be complete, and is qualified in its entirety by reference to the form of the agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by this reference.

Sale of payment solution AG

The sale of the payment solution AG subsidiary is pursuant to a Share Purchase Agreement effective December 19, 2013 between Bluehill ID AG (the "Seller") and Sandpiper Assets AG (the "Buyer"). Under the Share Purchase Agreement, the Seller has agreed to sell its holdings consisting of 93.7% of the shares of payment solution AG and loans totaling 2,733,449 Euros (approximately $3.7 million) made to payment solution AG, to the Buyer for the sum of one Swiss Franc. If the Buyer sells its shares in payment solution AG, in part or in full, to a third party within 36 months of the closing date of the transaction, the Seller will be entitled to 50% of the consideration received for any such sale. The transaction closed on December 19, 2013.

The foregoing description of the Share Purchase Agreement for the sale of payment solution AG does not purport to be complete, and is qualified in its entirety by reference to the form of the agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by this reference.

Agreement to Multicard Nederland BV

The Company also agreed to sell its Multicard Nederland BV subsidiary pursuant to a Share Purchase Agreement between Bluehill ID AG (the "Seller") and Sandpiper Assets AG (the "Buyer"). Under the Share Purchase Agreement, the Seller has agreed to sell its holdings consisting of 100% of the shares of Multicard Nederland BV and loans totaling 642,779 Euros (approximately $0.9 million) and $165,490 made to Multicard Nederland BV, to the Buyer for the sum of one Swiss Franc. This Share Purchase Agreement is subject to certain closing conditions and is expected to close by December 31, 2013.

The foregoing description of the Share Purchase Agreement for the sale of Multicard Nederland BV does not purport to be complete, and is qualified in its entirety by reference to the form of the agreement, a copy of which is filed as Exhibit 10.3 hereto and is incorporated herein by this reference.

The Company intends to classify its asset holdings related to the divestiture of the above named European subsidiaries as discontinued operations beginning in the fourth quarter of 2013. At this time, the Company is unable to make a determination of an estimate or range of estimates with respect to the charges associated with its decision to dispose of these assets.

Item 2.01.    Completion of Acquisition or Disposition of Assets

The information disclosed in Item 1.01 above with respect to the sale of the Multicard AG subsidiary and the payment solution AG subsidiary is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.
Exhibit
No.                Description

10.1        Share Purchase Agreement between Bluehill ID AG, Identive Services AG and Sandpiper Assets SA regarding the sale and purchase of shares of and loans provided to Multicard AG.

10.2        Share Purchase Agreement between Bluehill ID AG and Sandpiper Assets SA regarding the sale and purchase of shares of and loans provided to payment solution AG.

10.3        Share Purchase Agreement between Bluehill ID AG and Sandpiper Assets SA regarding the sale and purchase of shares of and loans provided to Multicard Nederland BV.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.

Date: December 26, 2013	By:	/s/ Jason Hart
Jason Hart
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Share Purchase Agreement between Bluehill ID AG, Identive Services AG and Sandpiper Assets SA regarding the sale and purchase of shares of and loans provided to Multicard AG.
EX-10.2	Share Purchase Agreement between Bluehill ID AG and Sandpiper Assets SA regarding the sale and purchase of shares of and loans provided to payment solution AG.
EX-10.3	Share Purchase Agreement between Bluehill ID AG and Sandpiper Assets SA regarding the sale and purchase of shares of and loans provided to Multicard Nederland BV.